NEWS RELEASE

The Hartford Closes Acquisition Of Navigators

Purchase expands The Hartford’s product offerings and geographic reach

HARTFORD, Conn., May 23, 2019 – The Hartford’s acquisition of The Navigators Group, Inc., a global specialty underwriter, was effective earlier today for $70 a share, for a total price of $2.2 billion in cash, including expenses.

“Today, we welcome more than 800 Navigators employees across the globe to The Hartford,” said The Hartford’s President Doug Elliot. “Our combined capabilities and shared commitment to underwriting excellence enable The Hartford to offer a more diversified array of products through a broader distribution network, with an expanded geographic reach.”

As announced in February, The Hartford’s former Specialty Commercial and Middle Market businesses, along with Navigators operations, are now aligned around two new market-facing businesses – Middle & Large Commercial and Global Specialty. Middle & Large Commercial will focus on delivering workers’ compensation, general liability, auto liability, property insurance, and umbrella to midsize and large businesses through retail agents and brokers. Global Specialty will provide a comprehensive selection of specialty products through retail and wholesale channels. Together, these businesses will enable our distribution partners to provide the specialized solutions they need to help their clients manage risks.

The combined property and casualty business, both in the U.S. and internationally, will be marketed under The Hartford brand. Reinsurance and U.S. wholesale businesses will be marketed as “Navigators, a brand of The Hartford”. The company will transition to the new branding convention over time.

For additional information related to the closing of the acquisition of The Navigators Group, Inc., see The Hartford’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice.

HIG-F, HIG-C

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2018 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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Media Contact:                Investor Contact:
Matthew Sturdevant                Sabra Purtill, CFA
860-547-8664                     860-547-8691
matthew.sturdevant@thehartford.com    sabra.purtill@thehartford.com